UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Citius Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 8, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Citius Pharmaceuticals, Inc. The meeting will be held on February 8, 2022 at 8:00 a.m. (local time) at the Company’s headquarters at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, for the following purposes:

1.	To elect seven directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve on a non-binding advisory basis our executive compensation;

3.	To recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on our executive compensation;

4.	To ratify the selection of Wolf & Company, P.C., an independent registered public accounting firm, as the auditor of the Company for the year ending September 30, 2022; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Annual Meeting is December 10, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Myron Holubiak
Director, Chief Executive Officer and President

You are required to register in advance of the Annual Meeting if you plan to attend the Annual Meeting in person. If you wish to register in advance of the Annual Meeting, please contact Jaime Bartushak by no later than January 31, 2022, by e-mail (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or U.S. mail at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

You are cordially invited to attend the meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your vote is important, no matter how many shares you owned on the record date. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 8, 2022.

Our proxy statement and Annual Report on Form 10-K for the year ended September 30, 2021 are available at https://materials.proxyvote.com/17322U.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials, including this notice, and the proxy statement (including an electronic proxy card for the meeting) for the Annual Meeting via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 8, 2022

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Citius Pharmaceuticals, Inc. (“Citius”, the “Company”, “we”, “our”, or “us”) in connection with the 2022 Annual Meeting of stockholders of the Company to be held on February 8, 2022 at 8:00 a.m. (local time) at the Company’s headquarters located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 (the “Annual Meeting”).

In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice of meeting, this proxy statement, and a proxy card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on or about December 20, 2021. We mailed a Notice of Internet Availability of Proxy Materials on or about December 20, 2021 to our stockholders of record and beneficial owners as of December 10, 2021, the record date for the meeting. This proxy statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. The proxy materials and the accompanying Annual Report on Form 10-K are available at https://materials.proxyvote.com/17322U.

We are taking precautions to protect those attending the Annual Meeting from the coronavirus, or COVID-19. Attendees will be required to wear a mask. In addition, attendance at the Annual Meeting may have to be limited due to the requirements of applicable laws or orders restricting the size of public gatherings or other public health measures. To that end, you are required to register in advance of the Annual Meeting if you plan to attend the Annual Meeting in person. If you wish to register in advance of the Annual Meeting, please contact Jaime Bartushak no later than January 31, 2022 by email (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or U.S. mail at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

VOTING SECURITIES

The close of business on December 10, 2021 has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 146,029,630 shares of common stock, each of which is entitled to one vote on each matter at the Annual Meeting.

Pursuant to the Company’s bylaws the vote of a majority of shares of common stock either present in person or represented by proxy and entitled to vote will be required to (i) elect directors, (ii) approve on a non-binding advisory basis our executive compensation, (iii) recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation, and (iv) ratify the selection of the independent auditors for the fiscal year ending September 30, 2022.

The presence, in person or by properly executed proxy, of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Holders of shares of common stock represented by a properly signed, dated and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. Proxies relating to “street name” shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as votes cast at the Annual Meeting as to any proposal as to which the brokers do not have voting instructions or discretion to vote on routine matters. These missing votes are known as “broker non-votes.”

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors and employees might solicit proxies personally and by telephone. None of these individuals will receive any compensation for solicitation activities. We currently do not plan to retain a proxy solicitor to assist in the solicitation of proxies, but were we to engage a proxy solicitor we would pay them a fee. We will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We mailed a Notice of Internet Availability of Proxy Materials and provided access to these proxy materials because the board of directors of Citius Pharmaceuticals, Inc. is soliciting your proxy to vote at the 2022 Annual Meeting of stockholders. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. The meeting will be held on February 8, 2022 at 8:00 a.m. (local time) at the Company’s headquarters located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions in the Notice of Internet Availability of Proxy Materials to vote via the Internet, by telephone or by mail.

How do I attend the Annual Meeting?

We are taking precautions to protect those attending the Annual Meeting from the coronavirus, or COVID-19. Attendees will be required to wear a mask. In addition, attendance at the Annual Meeting may have to be limited due to the requirements of applicable laws or orders restricting the size of public gatherings or other public health measures. To that end, you are required to register in advance of the Annual Meeting if you plan to attend the Annual Meeting in person. If you wish to register in advance of the Annual Meeting, please contact Jaime Bartushak no later than January 31, 2022 by email (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or U.S. mail at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on December 10, 2021, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On December 10, 2021, there were 146,029,630 shares of common stock (each entitled to one vote) outstanding.

Stockholder of Record: Shares Registered in Your Name

If on December 10, 2021, your shares of our common stock were registered directly in your name with our transfer agent, Vstock Transfer, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy via the Internet, by telephone, or by mail. Whether or not you plan to attend the meeting, we urge you to vote, in whatever manner you prefer, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on December 10, 2021, your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

1.	to elect seven directors to serve until the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	to approve on a non-binding advisory basis our executive compensation;

3.	recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on our executive compensation; and

4.	to ratify the selection of Wolf & Company, P.C., an independent registered public accounting firm, as the auditor of the Company for the fiscal year ending September 30, 2022.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voter instruction card will vote the shares they represent using their best judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of December 10, 2021.

What is the quorum requirement?

A majority of our outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

●	are present and entitled to vote in person at the Annual Meeting;

●	properly submitted a proxy card or voter instruction card in advance of or at the Annual Meeting; or

●	do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote).

If you are present in person or by proxy at the Annual Meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. The proposals listed in this proxy statement identify the votes needed to approve or ratify the proposed actions. See also “How many votes are needed to approve each Proposal?”

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy via the Internet, by telephone or by mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote, in whatever manner you prefer, to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted via the Internet, by telephone or by mail. You may vote as follows:

●	Via the Internet by accessing the proxy materials on the secure website https://www.proxyvote.com and following the voting instructions on that website;

●	Via telephone by calling toll free 1-800-690-6903 in the United States or outside the United States and following the recorded instructions;

●	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the proxy card that you receive in response to your request; or

●	To vote in person, register for and attend the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has provided to you a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet or telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may vote “FOR”, “AGAINST”, “ABSTAIN” or “WITHHOLD”, as the case may be, to (i) elect seven directors to serve until the 2023 Annual Meeting of Stockholders; (ii) approve on a non-binding advisory basis our executive compensation; (iii) recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on our executive compensation; and (iv) ratify the selection of Wolf & Company, P.C., an independent registered public accounting firm, as the auditor of the Company for the fiscal year ending September 30, 2022.

If you mail your proxy, vote via the Internet or by telephone, but withhold or abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you withheld or abstained from voting. If you abstain or withhold from voting on a proposal, your abstention or withheld vote has the same effect as a vote against that proposal. See “How many votes are needed to approve each Proposal?”

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, your brokerage firm may still be able to vote your shares with respect to “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes”. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker does not have discretionary authority to vote shares for the election of directors, for the approval on a non-binding advisory basis of our executive compensation or for the recommendation, on an advisory basis, of a three-year frequency with which we should conduct future stockholder advisory votes on our executive compensation, but will have discretionary authority to vote on the proposal relating to the ratification of the selection of the accounting firm. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 3 (the ratification of the selection of the accounting firm).

How many votes are needed to approve each Proposal?

Proposal	Vote Required	Broker Discretionary Vote Allowed

Election of seven members to our Board of Directors	A majority of the votes represented at the meeting and entitled to vote.	No

Approval on a non-binding advisory basis of our executive compensation	A majority of the votes represented at the meeting and entitled to vote.	No

Recommendation, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on our executive compensation	A majority of the votes represented at the meeting and entitled to vote.	No

Ratification of the selection of Wolf & Company, P.C., an Independent Registered Public Accounting Firm, as the auditor for our Fiscal Year Ending September 30, 2022	A majority of the votes represented at the meeting and entitled to vote.	Yes

Can I change my vote after submitting my proxy, voting via the Internet or by telephone?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

●	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM Eastern Time on February 8, 2022.

●	You may submit another properly completed proxy card with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary, Citius Pharmaceuticals, Inc., 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

●	You may register for and attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them as described in the answer to a previous question.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please vote your shares via the Internet, by telephone or by mail for each Notice of Internet Availability of Proxy Materials you received to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

All of the expenses involved in preparing, assembling and mailing the proxy materials and all costs of soliciting proxies will be paid by us. In addition to the delivery of the Notice of Internet Availability of Proxy Materials, our directors, officers and employees may also solicit proxies in person, by telephone, by facsimile, by electronic mail or by other means of communication. We will not pay our directors, officers and employees any compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors constituting the Board of Directors shall be not less than six and may consist of such larger number as may be determined from time to time by the Board. The Board has set the number of directors at seven. There are seven directors presently serving on our Board, and the number of directors to be elected at the Annual Meeting is seven. Each elected director will serve until the Company’s 2023 Annual Meeting of Stockholders or until a successor is elected and qualified. All of the nominees currently serve on the Board.

The Board of Directors has determined that directors Suren Dutia, Carol Webb, Dr. William Kane, Howard Safir and Dr. Eugene Holuka are independent under the applicable NASDAQ listing standards. The Board has determined that director Leonard Mazur, the Executive Chairman and Secretary, and Myron Holubiak, the Chief Executive Officer and President, are not independent under that definition due to being employed by the Company. In addition to the specific bars to independence set forth in the applicable rules, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or any of our subsidiaries in the past three years. None of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

All nominees have consented to serve if elected. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, a proxy will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

Biographical and certain other information concerning the Company’s nominees for election to the Board of Directors is set forth below. Except as indicated below, none of our directors is a director in any other reporting company. We are not aware of any proceedings to which any of our directors or any associate of any such director is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Director Nominees with Terms Expiring in 2022

The following sets forth information concerning our director nominees as of November 30, 2021:

Name	Age
Myron Holubiak	74
Leonard Mazur	76
Suren Dutia	79
Carol Webb	75
Dr. William Kane	78
Howard Safir	75
Dr. Eugene Holuka	62

Myron Holubiak

Myron Holubiak is the President, Chief Executive Officer and has been a member of the Board since October 2015. Mr. Holubiak also serves as the acting Chief Executive Officer of our majority-owned subsidiary, NoveCite, Inc. Mr. Holubiak has extensive experience in managing and advising large and emerging pharmaceutical and life sciences companies. Mr. Holubiak was the President of Roche Laboratories, Inc. (“Roche”), a major research-based pharmaceutical company, from December 1998 to August 2001. Prior to that, he held sales and marketing positions at Roche during his 19-year tenure. From September 2002 to July 2016, Mr. Holubiak served on the board of directors and for the last two years was the Chairman of the board of directors of BioScrip, Inc. (“BioScrip”) (Nasdaq: BIOS). BioScrip is a leading national provider of infusion and home care management solutions. Since July 2010, Mr. Holubiak has served as a member of the board of directors of Assembly Biosciences, Inc. (“Assembly”) (Nasdaq: ASMB) and its predecessor Ventrus Biosciences, Inc. Assembly is a biopharmaceutical company developing innovative treatments for hepatitis B virus infection (HBV) and C. difficile-associated diarrhea (CDAD). Additionally, Mr. Holubiak serves as a director for bioAffinity Technologies Inc., a privately held company. In March 2013, Mr. Holubiak founded Leonard-Meron Biosciences, Inc. (“LMB”), the Company’s wholly-owned subsidiary, and he served as the Chief Executive Officer and President of LMB until March 2016. In addition, Mr. Holubiak was also a trustee of the Academy of Managed Care Pharmacy Foundation from April 2013 to April 2015. Mr. Holubiak received a B.S. in Molecular Biology and Biophysics from the University of Pittsburgh; he received advanced business training from the Harvard Business School and the University of London; and advanced training in health economics from the University of York’s Centre for Health Economics.

The Board believes that Mr. Holubiak is qualified to serve as a director because of his industry knowledge and experience managing both large and small pharmaceutical companies.

Leonard Mazur

Leonard Mazur is the Executive Chairman and Secretary of the Company and has been a member of the Board since September 2014. Mr. Mazur also serves as the Secretary of our majority-owned subsidiary, NoveCite, Inc., and provides other guidance to NoveCite. Mr. Mazur is the co-founder and Vice Chairman of Akrimax Pharmaceuticals, LLC (“Akrimax”), a privately held pharmaceutical company specializing in producing cardiovascular and general pharmaceutical products. Akrimax was founded in September 2008 and has successfully launched prescription drugs while acquiring drugs from major pharmaceutical companies. From January 2005 to May 2012, Mr. Mazur co-founded and served as the Chief Operating Officer of Triax Pharmaceuticals LLC (“Triax”), a specialty pharmaceutical company producing prescription dermatological drugs. Prior to joining Triax, he was the founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc. (“Genesis”), a dermatological products company that marketed its products through dermatologists’ offices as well as co-promoting products for major pharmaceutical companies. In 2003, Mr. Mazur successfully sold Genesis to Pierre Fabre, a leading pharmaceutical company. Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation as executive vice president, ICN Pharmaceuticals, Inc. as vice president, sales & marketing, Knoll Pharma (a division of BASF), and Cooper Laboratories, Inc. Mr. Mazur is a member of the Board of Trustees of Manor College, is a recipient of the Ellis Island Medal of Honor and was previously the chairman of the board of directors of LMB, the Company’s wholly-owned subsidiary. Mr. Mazur received both his B.A. and M.B.A. from Temple University and has served in the U.S. Marine Corps Reserves.

The Board believes that Mr. Mazur is qualified to serve as a director because of his entrepreneurial experience and marketing knowledge in the pharmaceutical industry.

Suren Dutia

Suren Dutia has been a member of the Board since October 2015. Mr. Dutia has served as Senior Fellow of the Ewing Mario Kauffman Foundation since March 2011 and as Senior Fellow of Skandalaris Center for Entrepreneurial Studies at Washington University, St. Louis since 2013. He has served as a member of the advisory board of Center for Digital Transformation, University of California, Irvine since May 2012 and as chairman of the board of directors of AccelPath, LLC since October 2009. From February 2006 to May 2010, Mr. Dutia served as the Chief Executive Officer of TiE Global, a non-profit organization involved in globally fostering entrepreneurship. From February 2011 to May 2013, Mr. Dutia served as a director of LifeProof Cases and from July 2000 to December 2011, he served as a director of Anvita Health. From 1989 to 1998, Mr. Dutia served as the Chief Executive Officer and chairman of the board of directors of Xscribe Corporation. Prior to his positions with Xscribe Corporation, Mr. Dutia held several positions with Dynatech Corporation, and, in addition, he was the president of a medical instruments company. Previously, Mr. Dutia worked for the U.S. Department of Education. Mr. Dutia received his B.S. and M.S. degrees in chemical engineering and B.A. in political science from Washington University, St. Louis. In addition, he obtained an M.B.A. from University of Dallas.

The Board believes that Mr. Dutia is qualified to serve as a director because of his financial management background, his involvement with start-up companies and his management skills.

Carol Webb

Carol Webb has served as a director of LMB since March 17, 2014 and, upon LMB’s acquisition by the Company in March 2016, a director of the Company. From 2000 to 2005, she served as Company Group Chairman of Johnson & Johnson. From 1987 to 2000, she served in various capacities at Ortho Biotech, including President, Vice President, Executive Director, Product Management and Senior Product Director. From 1972 to 1983, Ms. Webb worked in various positions at Roche Laboratories, including Sales Representative, Sales Trainer, Product Manager and Manager of Public Policy. Ms. Webb received her B.S. in Biology from Bowling Green State University.

The Board believes that Ms. Webb is qualified to serve as a director because she brings over 40 years of pharmaceutical sales, marketing and business development experience to our Board of Directors.

Dr. William Kane

Dr. William (Terry) Kane served as a director of LMB from March 28, 2014 until LMB’s acquisition by the Company in March 2016. Since the acquisition of LMB by the Company, Dr. Kane has served as a director of the Company. He has served as a Clinical Professor at Duke University Medical Center since 2003. From 2008 to 2012, Dr. Kane was on the Board of the First Flight Venture Center (“FFVC”) in Research Triangle Park, North Carolina and chaired the FFVC Board from 2012 to 2016. From 2006 to 2009, he served as the Chief Executive Officer of RadarFind Corporation, and from 2002 to 2003, he served as the Interim Chief Medical Officer of Mercy Fitzgerald Hospital. From 1996 until 2002, Dr. Kane served as the President and Chief Executive Officer of InteCardia, Inc., and from 1995 until 1996, he was a healthcare consultant. From 1993 to 1995, Dr. Kane served in various capacities at Sharp Healthcare including Executive Vice President, Operations and Executive Vice President, Community Care. From 1992 to 1993, he was the Senior Vice President, Medical Affairs at Independence Blue Cross, and from 1990 to 1992, he served in various capacities at CentraState Medical Center including President, Chief Executive Officer, Executive Vice President and Chief Operating Officer. From 1989 to 1990, Dr. Kane was with Cain Brothers, Shattuck & Co., and from 1988 to 1989, he was the Senior Vice President, Health Services Division of American International Healthcare (formerly JBI). From 1986 to 1987, Dr. Kane was the Executive Vice President and Corporate Medical Director of CIGNA Healthplan, Inc., and from 1984 to 1986, he was at U.S. Healthcare, Inc. and served in various capacities including Senior Vice President Medical Delivery, President and Senior Medical Director. Dr. Kane is currently the chair of the board of directors of Research Triangle Park and was a past member of the board of directors of Pisacano Leadership Foundation and Make-A-Wish Foundation. In addition, he previously served on the Management Advisory Committee of Cornucopia House Cancer Support Center. Dr. Kane received his B.S. in Biology from the University of Scranton and his M.D. with Honors from the Temple University School of Medicine.

The Board believes that Dr. Kane is qualified to serve as a director because of his extensive experience and leadership in the healthcare industry.

Howard Safir

Howard Safir served as a director of LMB from April 2014 until LMB’s acquisition by the Company in March 2016. Since the acquisition of LMB by the Company, Mr. Safir has served as a director of the Company. He has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator since July 2010. From 2001 until 2010, Mr. Safir served as the Chairman and Chief Executive Officer of Safir Rosetti, a provider of security and investigation services and a wholly-owned subsidiary of Global Options Group Inc. Mr. Safir served as the Vice Chairman of Global Options Group Inc. from its 2005 acquisition of Safir Rosetti until 2010. He served as Chief Executive Officer of Bode Technology, also a wholly-owned subsidiary of Global Options Group Inc., from 2007 to 2010. Mr. Safir served as a director of Implant Sciences Corporation (OTCQB: IMSC), an explosives device detection company, until its acquisition by L3 Technologies. Mr. Safir currently serves as a director of LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments, as well as Verint Systems Inc (NASDAQ: VRNT), a provider of software and hardware products for customer engagement management, security, surveillance, and business intelligence. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service and as Assistant Director of the Drug Enforcement Administration.

The Board believes that Mr. Safir is qualified to serve as a director because of his background of serving on public company boards and his business experience.

Dr. Eugene Holuka

Dr. Eugene Holuka has served as a director of the Company since June 2016. Dr. Holuka is an internist and has practiced in critical care medicine for almost 30 years. He is presently an attending physician at the Staten Island University Hospital where he has practiced since 1991. Dr. Holuka has also served as an Adjunct Clinical Assistant Professor at the Touro College of Osteopathic Medicine since 2011. From April 2014 until the acquisition of LMB by the Company in March 2016, he was a member of the LMB Scientific Advisory Board. Dr. Holuka received the Ellis Island Medal of Honor in 2000 and has served on the NECO Committee Board since 2005. He was an Executive Committee Member on the Forum’s Children Foundation from 2000 until 2008.

The Board believes that Dr. Holuka is qualified to serve as a director because of his extensive experience in the healthcare industry.

Required Vote

Provided there is a quorum for the meeting, pursuant to the terms of our Bylaws, the election of each director requires the affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy and entitled to vote on this Proposal No. 1. Broker non-votes, if any, are not entitled to vote, and therefore will have no effect on the election of directors. Withheld votes, if any, are entitled to vote, and therefore will have the same effect as a vote against the election of directors.

Recommendation

Our Board unanimously recommends that stockholders vote FOR the election of the seven nominees for election to the Board for a one-year term.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, as amend, or the Exchange Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, the Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, the Board and the Compensation Committee value the opinion of our stockholders and will review and consider the voting results. We currently intend to hold future advisory votes on executive compensation every three years, and the next say on pay vote is expected to occur at the annual meeting of our stockholders in 2025.

Our executive officers are compensated based on performance, and in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and our company’s and our stockholders’ interests. We believe our compensation program is strongly aligned with the long-term interests of our company and our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead our company successfully in a competitive environment.

The compensation of the Named Executive Officers is described on pages 20-28 of this proxy statement.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders of Citius Pharmaceuticals, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion as disclosed in this proxy statement.”

As indicated above, the stockholder vote on this resolution will not be binding on our company or the Board of Directors and will not be construed as overruling or determining any decision by us or by the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for our company or the Board.

Required Vote

Provided there is a quorum for the meeting, the approval on a non-binding advisory basis of our executive compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting in person or by proxy and entitled to vote on this Proposal No. 2. Broker non-votes, if any, are not entitled to vote, and therefore will have no effect on this Proposal 2. Abstentions, if any, are entitled to vote, and therefore will have the same effect as a vote against this Proposal 2.

Recommendation

The Board recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of our executive compensation.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Under Section 14A of the Exchange Act and the Dodd-Frank Act, we are required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of an advisory vote on executive compensation such as Proposal 2. The Dodd-Frank Act specifies that at least once every six years we give our stockholders the opportunity to vote on the preferred frequency of future votes on our executive compensation either annually, every two years or every three years. We plan to present this proposal to our stockholders at least once every six years. Accordingly, the next vote on the frequency of voting on our executive compensation is expected to occur at the annual meeting of our stockholders in 2028.

The Company is providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. At the Company’s 2016 Annual Meeting, the stockholders approved a frequency of every three years. For the reasons described below, the Company recommends that the stockholders again select a frequency of three years.

While the Company's executive compensation program is designed to support long-term value creation, we believe a vote every three years will allow for the highest level of accountability and direct communication between the Company and its stockholders. The Company, therefore, recommends that our stockholders select “Every Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, the Board of Directors will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders.

Required Vote

Provided there is a quorum for the meeting, the approval on a non-binding advisory basis of your preference for the frequency of holding future advisory votes on our executive compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting in person or by proxy and entitled to vote on this Proposal 3. Broker non-votes, if any, are not entitled to vote, and therefore will have no effect on this Proposal 3. Abstentions, if any, are entitled to vote, and therefore will have the same effect as a vote against this Proposal 3. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory note on executive compensation that has been selected by stockholders.

Recommendation

The Board recommends that stockholders vote FOR the option of three years as your preference for the frequency of holding future advisory votes on our executive compensation.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF WOLF & COMPANY, P.C.,

AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE AUDITOR OF THE COMPANY

FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2022

The Company’s stockholders are being asked to ratify the Board of Directors’ selection of Wolf & Company, P.C. (“Wolf”), an independent registered public accounting firm, as the auditor of the Company for the fiscal year ending September 30, 2022. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of the Company and our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

A representative of Wolf is not expected to be present in person but will attend telephonically the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions.

Required Vote

Provided there is a quorum for the meeting, ratification of the appointment of Wolf as our auditor for the fiscal year ending September 30, 2022 requires the affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy and entitled to vote on this Proposal No. 4. Broker non-votes and abstentions, if any, are entitled to vote, and therefore will have the same effect as a vote against this Proposal No. 4.

Recommendation

Our Board unanimously recommends that stockholders vote FOR the ratification of the Board of Directors’ appointment of Wolf & Company, P.C., an independent registered public accounting firm, as the auditor of the Company for fiscal year 2022.

CORPORATE GOVERNANCE

Information Regarding the Board and its Committees

Board Composition

Our Board currently consists of seven members. Each director elected at this meeting will serve until the Company’s 2023 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

Our Board of Directors is responsible for the selection of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director. Our Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Our Board of Directors appointed Myron Holubiak as our Chief Executive Officer and Leonard Mazur as the Executive Chairman of the Board.

There are no family relationships among our executive officers and directors.

Selection of Nominees for our Board of Directors

The Nominating and Governance Committee of our board of directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. Board candidates are typically identified by existing directors or members of management. The committee considers the needs for the Board of Directors as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity. Each director nominee is recommended by the Nominating and Governance Committee.

Pursuant to the Company’s Bylaws, our stockholders may select individuals to be nominated for election to the Board of Directors by providing written notice to the Company no more than 90 and not less than 60 days before the meeting. Such notice must set forth the following:

●	the name and address, as they appear on the Company’s books, of the stockholder who intends to make the nomination and the name and residence address of the person or persons to be nominated;

●	the class and number of shares of the Company that are beneficially owned by the stockholder;

●	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

●	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination was made;

●	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors; and

●	the written consent of each nominee to be named in a proxy statement and to serve as director of the Company if so elected.

Our Nominating and Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations. No stockholder has nominated anyone for election as a director at this Annual Meeting.

Board Independence

After review of all relevant transactions or relationships between each nominee for director, or any of his or her family members, and the Company, its senior management and Wolf, its independent registered public accounting firm, the Board of Directors has determined that all of the Company’s directors and the Company’s nominees for director are independent within the meaning of the applicable NASDAQ listing standards, except Leonard Mazur, the Executive Chairman and Secretary of the Company, and Myron Holubiak, the Chief Executive Officer and President of the Company.

Board Committees

The Company has a Nominating and Governance Committee, Audit and Risk Committee, and Compensation Committee. The Board has determined that each of the members of the Nominating and Governance, Audit and Risk and Compensation Committees is independent. The adopted written charters for each of these committees are available under the Investors Relations section of our website at www.citiuspharma.com. Each committee is required to perform an annual evaluation of its charter, and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Nominating and Governance, Audit and Risk and the Compensation Committees follows.

Audit and Risk Committee

Our Audit and Risk Committee consists of Messrs. Dutia (Chair) and Safir and Dr. Kane. Each of Messrs. Dutia and Safir and Dr. Kane satisfy the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and SEC Rule 10A-3. Our Audit and Risk Committee is responsible for, among other things:

●	appointing, terminating, compensating, and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attestation services;

●	reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

●	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

●	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

●	monitoring and evaluating the independent auditor’s qualifications, performance, and independence on an ongoing basis; and

●	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis.

Our board of directors has affirmatively determined that Mr. Dutia is designated as the “audit committee financial expert.” The designation does not impose on Mr. Dutia any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors.

Compensation Committee

Our Compensation Committee consists of Mr. Safir (Chair), Ms. Webb and Dr. Holuka. Our Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation, employment agreements and severance arrangements, and other benefits of all of our executive officers and key employees;

●	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;

●	reviewing and making recommendations, on an annual basis, to the Board with respect to director compensation; and

●	reviewing any analysis or report on executive compensation required to be included in the annual proxy statement and periodic reports pursuant to applicable federal securities rules and regulations, and recommending the inclusion of such analysis or report in our proxy statement and period reports.

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. Additionally, our Compensation Committee has the authority to review and approve the compensation of our other officers and employees and may delegate its authority to review and approve the compensation of other non-executive officer employees to specified executive officers.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Dr. Kane (Chair), Dr. Holuka and Ms. Webb. It is responsible for, among other things:

●	identifying and screening candidates for our Board, and recommending nominees for election as directors;

●	establishing procedures to exercise oversight of the evaluation of the Board and management;

●	reviewing the structure of the Board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

●	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct; and

●	generally advising our Board on corporate governance and related matters.

Information Regarding Meetings of the Board and Committees

The business of our Company is under the general oversight of our Board as provided by the laws of Nevada and our bylaws. During the year ended September 30, 2021, our Board held seven meetings, our Audit and Risk Committee held three meetings, our Compensation Committee held one meeting and our Nominating and Governance Committee held one meeting. In fiscal 2021, each director nominee attended at least 75% of the Board meetings and the meetings of the committee on which he or she served since being appointed to the Board and respective committees. Our Board, our Compensation Committee and our Nominating and Governance Committee also took certain actions by unanimous written consent during fiscal 2021.

We do not have a formal policy regarding attendance of Board members at annual meetings, but we encourage them to do so. Directors Myron Holubiak and Leonard Mazur attended the 2021 Annual Meeting in person.

Code of Ethics

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers and directors. We have also adopted a corporate communications policy for our employees and directors establishing guidelines for the disclosure of information related to the Company to the investing public, market analysts, brokers, dealers, investment advisors, the media, and any persons who are not our employees or directors. Additionally, we have adopted an insider trading policy to establish guidelines for our employees, officers, directors, and consultants regarding transactions in our securities and the disclosure of material nonpublic information related to our Company. Each of these policies is posted under the Investors Relations section of our website at www.citiuspharma.com.

Anti-Hedging and Anti-Pledging Policy

Our Board of Directors has not adopted an anti-hedging or anti-pledging policy. However, our Insider Trading Policy strongly discourages our directors, officers and employees from engaging in any hedging activity in our securities or pledging any of our securities as collateral for loans or margin accounts.

Risk Oversight

While management is responsible for managing the day-to-day issues faced by the Company, our Board of Directors has an active role in the oversight of the Company’s risk management efforts. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s appetite for risk. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

In order to promote open discussion among non-employee directors, our Board of Directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings and at such other times requested by any non-employee director. In June 2016, Howard Safir was selected by the Board to serve as lead independent director until a successor is elected and qualified. As lead independent director, Mr. Safir provides valuable leadership to the independent directors, presides over meetings and sessions of the independent directors, and advises the Board on matters where there may be an actual or perceived conflict of interest.

Stockholder Proposals

Our bylaws establish procedures for bringing business before any annual meeting or special meeting of stockholders and stockholder director nominations. A stockholder entitled to vote in the election of directors may submit a stockholder proposal or nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such proposal or nomination has been delivered to our Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting.

A stockholder’s notice must set forth:

●	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment;

●	the name and address, as they appear on the Company’s books, of the stockholder proposing such business;

●	the class and number of shares that are beneficially owned by such stockholder;

●	a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

●	any material interest of the stockholder in such business.

A stockholder must also comply with all applicable laws, rules and regulations, including the Securities Act of 1933, as amended, and rules promulgated thereunder governing proxies and stockholder proposals.

In the absence of such notice to the Company meeting the above requirements, a stockholder will not be entitled to present any business at any meeting of stockholders.

See “Selection of Nominees for our Board of Directors” for procedures for proxy access for stockholder director nominations.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies as of November 30, 2021 are set forth below.

Name	Age	Title

Myron Holubiak	74	President, Chief Executive Officer and Director

Leonard Mazur	76	Executive Chairman and Secretary

Jaime Bartushak	54	Chief Financial Officer

Myron S. Czuczman, M. D.	62	Chief Medical Officer and Executive Vice President

In March 2016, Mr. Mazur was appointed as Executive Chairman and Secretary of the Company and Mr. Holubiak was appointed President and Chief Executive Officer of the Company. On November 27, 2017, Mr. Bartushak was appointed as Chief Financial Officer of the Company. On July 14, 2020, Dr. Czuczman was appointed Chief Medical Officer and Executive Vice President of the Company. The biographies for Myron Holubiak and Leonard Mazur are contained in the information disclosures relating to the Company’s nominees for director.

Jaime Bartushak

From April 1, 2014 until November 2017, Mr. Bartushak served as Chief Financial Officer of Leonard-Meron Biosciences, Inc. (“LMB”), a wholly-owned subsidiary of the Company. Mr. Bartushak is an experienced finance professional for early stage pharmaceutical companies, and has over 20 years of corporate finance, business development, restructuring, and strategic planning experience. Mr. Bartushak was one of the founders of LMB in 2014 and was instrumental in its startup as well as in obtaining initial investment capital. In 2014, prior to his work at LMB, Mr. Bartushak helped lead the sale of PreCision Dermatology, Inc. to Valeant Pharmaceuticals International, Inc.

Myron S. Czuczman, M.D.

Dr. Czuczman joined Citius in July 2020. Prior to his employment with us, Dr. Czuczman was Vice President, Global Clinical Research and Development, Therapeutic Area Head of Lymphoma/CLL at Celgene Corporation, a position he held for five years. Prior to working in the pharmaceutical industry, Dr. Czuczman practiced medicine for over two decades at Roswell Park Cancer Institute in Buffalo, New York. Dr. Czuczman received his M.D. degree from the Pennsylvania State University College of Medicine after graduating magna cum laude in Biochemistry from the University of Pittsburgh.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of November 30, 2021 by (i) each person or group as those terms are used in Section 13(d)(3) of the Exchange Act believed by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Shares of Common Stock Beneficially Owned (3)

Executive Officers and Directors

Leonard Mazur (4)	18,092,136	11.76%
Myron Holubiak (5)	3,864,604	2.61%
Jaime Bartushak (6)	311,953	*
Myron S. Czuczman, M.D. (7)	166,650	*
Suren Dutia (8)	161,667	*
Dr. William Kane (9)	160,405	*
Howard Safir (9)	160,405	*
Carol Webb (9)	160,405	*
Eugene Holuka (10)	150,749	*
All executive officers and directors as a group (9 people)	23,228,975	14.80%

*	Less than 1%.

(1)	The address for our officers and directors is c/o of the Company, 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 30, 2021 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3)	Percentage based on 146,029,630 shares of common stock issued and outstanding at November 30, 2021.

(4)	Consists of (i) 10,255,343 shares of common stock, (ii) 593,333 shares of common stock issuable upon exercise of options and (iii) warrants to purchase an aggregate of 7,243,460 shares of common stock.

(5)	Consists of (i) 1,992,243 shares of common stock, (ii) 400,000 shares of common stock issuable upon exercise of options and (iii) warrants to purchase an aggregate of 1,472,361 shares of common stock.

(6)	Consists of (i) 60,353 shares of common stock and (ii) 251,600 shares of common stock issuable upon exercise of options.

(7)	Consists of 166,650 shares of common stock issuable upon exercise and options.

(8)	Consists of 161,667 shares of common stock issuable upon exercise of options.

(9)	Consists of 160,405 shares of common stock issuable upon exercise of options.

(10)	Consists of 150,749 shares of common stock issuable upon exercise of options.

Director Compensation

Director Compensation for the fiscal year ended September 30, 2021

Effective July 1, 2021, the Board approved a compensation plan for non-employee directors after receiving input from Frederic W. Cook & Co. (“FW Cook”), an independent compensation consultant. Non-employee directors each receive an annual retainer of $40,000, but no compensation for meetings attended. In addition: (i) the Lead Independent Director receives an additional annual retainer of $15,000, (ii) the Audit and Risk Committee chairman receives an additional annual retainer of $17,000, the Compensation Committee chairman receives an additional annual retainer of $12,000, and the Nominating and Corporate Governance Committee chairman receives an additional annual retainer of $10,000, and (iii) Audit Committee members receive an annual retainer of $8,500, Compensation Committee members receive an annual retainer of $6,000, and Nominating and Governance Committee members receive an annual retainer of $5,000. Prior to July 1, 2021, non-employee directors each received an annual retainer of $32,500, but no compensation for meetings attended. In addition: (i) the Lead Independent Director received an additional annual retainer of $10,000, (ii) the Audit and Risk Committee chairman received an additional annual retainer of $15,000, the Compensation Committee chairman received an additional annual retainer of $10,000, and the Nominating and Corporate Governance Committee chairman received an additional annual retainer of $7,500, and (iii) Audit Committee members received an annual retainer of $7,500, Compensation Committee members received an annual retainer of $5,000, and Nominating and Governance Committee members received an annual retainer of $3,750. Director compensation for the year ended September 30, 2021, was accordingly prorated for the two compensation plans.

Director compensation for the year ended September 30, 2021 was as follows:

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (1)	All Other Compensation	Total

Suren Dutia (2)	$49,875	--	$79,696	--	$129,571
Carol Webb (2)	$43,688	--	$79,696	--	$123,383
Dr. William Kane (2)	$50,250	--	$79,696	--	$129,946
Howard Safir (2)	$63,875	--	$79,696	--	$143,571
Dr. Eugene Holuka (2)	$43,688	--	$79,696	--	$123,383

(1)	The dollar amount set forth in the table represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year on an accrual basis for fees earned and in accordance with FASB ASC Topic 718 for option awards.

(2)	At September 30, 2021, the non-employee directors held the following options to purchase shares of common stock: Mr. Dutia, 176,667; Ms. Webb, 175,405; Dr. Kane, 175,405; Mr. Safir, 175,405; and Dr. Holuka, 165,749.

EXECUTIVE COMPENSATION

Executive Compensation Objectives

We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

●	Attract and retain executives critical to our overall success.

●	Reward executives for contributions to achieving strategic goals that enhance stockholder value.

●	Foster and maintain a company culture of ownership, creativity and innovation.

●	Motivate our executive officers to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process

The Compensation Committee is responsible for determining the elements and levels of compensation for our executive officers who are named in the Summary Compensation Table and whom we refer to as Named Executive Officers in this proxy statement. In doing so, the Compensation Committee reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the Chief Executive Officer regarding compensation for other Named Executive Officers. Deliberations of the Compensation Committee may occur within a meeting of the full Board of Directors at which all members of the Compensation Committee are in attendance and the Board of Directors may take action in such meetings upon the advice of the Compensation Committee chair and/or its members.

To assist in its deliberations regarding executive compensation, in fiscal 2018 and again in fiscal 2021 the Compensation Committee directly engaged FW Cook as its compensation consultant. FW Cook does not undertake any work for us other than its services for the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with us or any of our executive officers or directors. In carrying out its work for the Compensation Committee, FW Cook interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Compensation Committee in order to confirm alignment with our business strategy and obtain data or information necessary for its work.

FW Cook reviewed and discussed with the Compensation Committee competitive market compensation data for consideration when determining different levels and mix of compensation. The Compensation Committee reviewed publicly available compensation information of executive officers as well as aggregate share usage and dilution of a peer group of companies within the biotechnology and pharmaceuticals industries. These companies were selected by the Compensation Committee with FW Cook’s assistance and were similar to the Company in terms of size, business model and state of development.

The peer group consisted of the following companies:

•	Arbutus Biopharma Corporation

•	Cidara Therapeutics, Inc.

•	ContraFect Corporation

•	CorMedix Inc.

•	Cue Biopharma, Inc.

•	Genocea Biosciences, Inc.

•	Heat Biologics, Inc.

•	Hepion Pharmaceuticals, Inc.

•	HOOKIPA Pharma Inc.
•	Matinas BioPharma Holdings, Inc.

•	Novan, Inc.

•	OpGen, Inc.

•	Oragenics, Inc.

•	Regulus Therapeutics Inc.

•	SCYNEXIS, Inc.
•	Spero Therapeutics, Inc.
•	XBiotech Inc.

The peer company compensation data provided by FW Cook is used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” our executive compensation levels). The peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

After review and approval by the Compensation Committee of FW Cook’s recommendations, effective August 1, 2021, the Board adopted the Committee’s recommendation for stock option grant guidelines as well as increases in executive compensation.

Components of Compensation

The key components of our executive compensation package are cash compensation (salary and annual bonuses), long-term equity incentive awards and change in control provisions in employment agreements. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by our Named Executive Officers.

Base Salary

It is the Compensation Committee’s objective to set a competitive rate of annual base salary for each Named Executive Officer. The Compensation Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Compensation Committee, on its own or with outside consultants, namely FW Cook, may establish salary ranges for our Named Executive Officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each Named Executive Officer is then derived from those salary ranges based on his responsibility, tenure and past performance and market comparability. Annual base salaries for the Named Executive Officers are reviewed and approved by the Compensation Committee. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the peer group, and our salary budget guidelines. The Compensation Committee reviews established goals and objectives, and determines an individual’s achievement of those goals and objectives and considers the recommendations provided by the Chief Executive Officer to assist it in determining appropriate salaries for the Named Executive Officers other than the Chief Executive Officer.

The base salary information for our Named Executive Officers for fiscal 2020 and 2021 is set forth in the Summary Compensation Table below. We entered into an employment agreement with each of Leonard Mazur, our Executive Board Chairman, Myron Holubiak, our Chief Executive Officer, Jaime Bartushak, our Chief Financial Officer, and Myron S. Czuczman, M.D., our Chief Medical Officer and Executive Vice President, in October 2017, March 2016, November 2017 and July 2020, respectively. These agreements provide for a salary for each Named Executive Officer and are described under the caption “Employment Agreements” below.

Annual Bonuses

As part of their compensation package, and pursuant to the terms of their employment agreements, our Named Executive Officers generally have the opportunity to earn annual non-equity incentive bonuses. Annual non-equity bonuses are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. Each year the Compensation Committee establishes corporate goals for our Company in consultation with our Chief Executive Officer, with weights assigned to each goal, depending on the extent to which each Named Executive Officer is responsible for each specific goal. The extent to which these goals are met will determine the amount of the non-equity bonus that each Named Executive Officer receives. Pursuant to the terms of their employment agreements, the target award for each Named Executive Officer is based on a percentage of his base salary, and subject to the applicable terms in his individual employment agreement. Pursuant to their respective employment agreements, Mr. Mazur, Mr. Holubiak, Mr. Bartushak and Dr. Czuczman are each eligible for an annual bonus, which may equal up to 50%, 50%, 40% and 35%, respectively, of his base salary then in effect, as determined by our Board or the Compensation Committee.

For fiscal 2021, the annual non-equity incentive bonuses for our executive officers were based on the achievement of company goals during fiscal 2021, which were established in November 2020 and related to clinical studies for Mino-Lok and Halo-Lido, work on progressing each of Mino-Wrap and NoveCite towards an IND, raising capital and increasing our market capitalization. These specific goals were evaluated and selected because they were considered key drivers for creating and growing Company value. For fiscal 2021, Mr. Mazur, Mr. Holubiak, Mr. Bartushak and Dr. Czuczman were potentially entitled to cash bonuses of up to $200,000, $225,000, $130,000 and $140,000, respectively. Based on the achievement of the revised corporate goals for fiscal 2021, of which most were met and, given their weighting, resulted in overachievement of the goals, the Board approved the payment to Mr. Mazur, Mr. Holubiak, Mr. Bartushak and Dr. Czuczman of a cash bonus equal to an average of approximately 117% of their potential 2021 bonuses, or $245,000, $275,625, $144,625 and $148,750, respectively.

Long-Term Incentive Equity Awards

We believe that long-term corporate success is achieved with an ownership culture that encourages high performance by our employees through the use of stock-based awards. Our 2014 Stock Incentive Plan, 2018 Omnibus Stock Incentive Plan, 2020 Omnibus Stock Incentive Plan and 2021 Omnibus Stock Incentive Plan were each established to provide our employees, including our Named Executive Officers, with incentives to help align employees’ interests with the interests of our stockholders. The Compensation Committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals of incentivizing long-term performance. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, the Compensation Committee has the ability under our stock plans to grant restricted stock and other equity awards as part of our long-term incentive program, although no such awards have been granted to date. We have selected the Black-Scholes method of valuation for stock-based compensation. Due to the early stage of our business and our desire to preserve cash, we may provide a greater portion of total compensation to our Named Executive Officers through stock options or other equity awards than through cash-based compensation. The Compensation Committee generally oversees the administration of our stock plans. The 2021 Omnibus Stock Incentive Plan is the only plan under which equity grants may be made at this time because all of the shares reserved under the 2014, 2018 and 2020 plans have been allocated to outstanding or expired awards.

Stock Options

Our 2021 Omnibus Stock Incentive Plans, as did our prior plans, authorize us to grant options to purchase shares of common stock to our employees, directors and consultants.

The Compensation Committee reviews and approves stock option awards to Named Executive Officers based upon a review of competitive compensation data, an assessment of individual performance, a review of each Named Executive Officer’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, after consideration of any recommendations of our Chief Executive Officer.

Stock options granted to employees have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a time or upon the achievement of certain performance-based milestones and are based upon continued employment, and generally expire 10 years after the date of grant. The fair value of the options granted to the Named Executive Officers and reflected in the Summary Compensation Table is determined in accordance with the Black-Scholes method of valuation for share-based compensation. Incentive stock options also include certain other terms necessary to ensure compliance with the Code.

We expect to continue to use stock options as a long-term incentive vehicle because:

●	Stock options align the interests of our Named Executive Officers with those of our stockholders, supporting a pay-for performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

●	Stock options are performance-based. All of the value received by the recipient of a stock option is based on the growth of the stock price. In addition, stock options can be issued with vesting based on the achievement of specified milestones although we have not used such performance-based vesting to date.

●	Stock options help provide balance to the overall executive compensation program as base salary and annual bonuses focus on short-term compensation, while stock options focus on long-term compensation.

●	The vesting period of stock options over time encourages executive retention and is designed to increase stockholder value. In determining the number of stock options to be granted to our Named Executive Officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual Named Executive Officer’s total compensation.

Executive Benefits and Perquisites

Our Named Executive Officers, all of whom currently are parties to employment agreements, will continue to be parties to such agreements in their current form until the expiration or termination of the employment agreement or until such time as the Compensation Committee determines in its discretion that revisions to such agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our Named Executive Officers, including medical, dental and life insurance and the ability to contribute to a 401(k) plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to benefit levels for comparable companies.

Pension Benefits

We do not maintain any qualified or non-qualified defined benefit plans. As a result, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee or Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee or Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our Named Executive Officers for the years ended September 30, 2021 and 2020.

Name & Position	Fiscal Year	Salary	Bonus		Nonequity Incentive Plan Compensation	Option Awards(1)		All Other Compensation		Total

Leonard Mazur	2021	$347,917	-		$245,000	$194,978	(3)	--		$787,895
Executive Chairman	2020	$250,000	-		$160,000	$140,035	(4)	--		$550,035

Myron Holubiak	2021	$450,000	$750,000	(2)	$275,625	$194,978	(3)	--		$1,670,603
Chief Executive Officer	2020	$450,000			$285,000	$140,035	(4)	--		$875,035

Jaime Bartushak	2021	$301,667	$20,000	(2)	$144,625	$101,983	(3)	$34,636	(6)	$602,911
Chief Financial Officer	2020	$290,000			$150,000	$74,513	(4)	--		$514,513

Myron S. Czuczman, M.D. (5)	2021	$400,000	-		$148,750	$174,857	(5)	$917	(6)	$724,524
Chief Medical Officer and Executive Vice President	2020	$86,353	-		$30,000	$41,866	(5)	--		$158,229

(1)	The dollar amount set forth in the table above represents the dollar amount recognized for financial statement reporting purposes for all options granted to the executive officer with respect to the fiscal year in accordance with FASB ASC Topic 718.

(2)	Earned in 2021 by Mr. Holubiak upon the Company’s achievement of designated market capitalization goals in fiscal 2021. Earned by Mr. Bartushak for additional responsibilities associated with the in-licensing of E7777 (denileukin diftitox) from Dr. Reddy’s Laboratories in September 2021.

(3)	On October 6, 2020, we granted to Mr. Mazur, Mr. Holubiak and Mr. Bartushak options to purchase 200,000, 200,000 and 125,000 shares of common stock, respectively, at an exercise price of $1.01 per share that vest in equal one-third amounts on the first, second and third anniversaries of the issue date. On July 22, 2021, based on the recommendation of FW Cook to make our executive compensation program more competitive, we granted to Mr. Mazur, Mr. Holubiak and Mr. Bartushak options to purchase 300,000, 300,000 and 100,000 shares of common stock, respectively, at an exercise price of $2.00 per share that vest in equal one-third amounts on the first, second and third anniversaries of the issue date. The option awards for 2021 include options to purchase shares of common stock of our majority owned subsidiary NoveCite, Inc., the value of which was $11,092 for each of Mr. Mazur and Mr. Holubiak and $7,394 for Mr. Bartushak.

(4)	On October 8, 2019, we granted to Mr. Mazur, Mr. Holubiak and Mr. Bartushak options to purchase 175,000, 175,000 and 100,000 shares of common stock, respectively, at an exercise price of $0.67 per share that vest in equal one-third amounts on the first, second and third anniversaries of the issue date.

(5)	Dr. Czuczman was hired on July 14, 2020. On that date we granted him an option to purchase 500,000 shares of common stock at an exercise price of $1.19 per share that vest one-third on the first anniversary of the issue date and thereafter in 24 equal monthly installments. The option award for 2021 includes options to purchase shares of common stock of our majority owned subsidiary NoveCite, Inc., the value of which was $7,394.

(6)	Health insurance premiums paid by the Company.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table contains certain information concerning unexercised options for our executive officers as of September 30, 2021.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Option Exercise Price (e)	Option Expiration Date (f)

Leonard Mazur	220,000	--	$6.75	9/12/2024
Executive	40,000	--	$3.45	9/13/2027
Chairman	100,000	50,000	$1.62	9/04/2028
	116,666	58,334	$0.67	10/08/2029
	--	200,000	$1.01	10/06/2030
	--	300,000	$2.00	7/22/2031

Myron Holubiak	26,667	--	$8.10	10/01/2025
Chief Executive	40,000	--	$3.45	9/13/2027
Officer	100,000	50,000	$1.62	9/04/2028
	116,666	58,334	$0.67	10/08/2029
	--	200,000	$1.01	10/06/2030
	--	300,000	$2.00	7/22/2031

Jaime Bartushak	48,267	--	$10.50	7/06/2026
Chief Financial	25,000	--	$3.45	9/13/2027
Officer	46,666	23,334	$1.62	9/04/2028
	66,666	33,334	$0.67	10/08/2029
	--	125,000	$1.01	10/06/2030
	--	100,000	$2.00	7/22/2031

Myron S. Czuczman, M.D.	166,650	333,350	$1.19	7/14/2030
Chief Medical Officer and Executive Vice President

Option Repricings

We did not engage in any repricings or other modifications to any of our executive officers’ outstanding options during the year ended September 30, 2021.

Employment Agreements

Leonard Mazur

On October 19, 2017, the Company and Leonard L. Mazur, the Company’s Executive Chairman and Secretary of the Company’s Board of Directors, entered into an Amended and Restated Employment Agreement (the “Mazur Employment Agreement”) with the following terms:

Compensation and Benefits. In exchange for his services with the Company, Mr. Mazur will receive an annual salary of $250,000 and will be eligible for an annual bonus of up to 50% of his annual salary. Mr. Mazur’s bonus will be based on his attainment of certain financial, clinical development and business milestones, as established annually by the Board. Mr. Mazur will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

On November 20, 2020, the Company’s Compensation Committee approved an increase to Mr. Mazur’s annual salary to $375,000, effective January 1, 2021. Mr. Mazur’s annual salary was increased to $400,000, effective August 1, 2021. This increase was made upon the recommendation of FW Cook.

Term and Termination. The Mazur Employment Agreement has an initial three-year initial term that ended on October 19, 2020, but which will automatically renew for additional one-year terms unless terminated by the Company or by Mr. Mazur. Pursuant to this provision, the Mazur Employment Agreement was extended for an additional one-year period on October 19, 2020 and again on October 19, 2021. If the Company terminates Mr. Mazur’s employment for Cause or if Mr. Mazur resigns without Good Reason, he will be entitled only to payment of his accrued compensation as of such date. If the Company terminates Mr. Mazur’s employment without Cause or Mr. Mazur resigns for Good Reason, then conditioned upon Mr. Mazur executing a release following such termination, Mr. Mazur will continue to receive his annual salary and certain benefits for a period of 12 months following the effective date of the termination of his employment. In addition, the portion of Mr. Mazur’s unvested options to purchase shares of the Company’s common stock that would have vested at the next immediate vesting event following his termination date will vest and become immediately exercisable upon his termination date. In the event Mr. Mazur is terminated under either of these circumstances within 90 days prior to a Change of Control or within two years following a Change of Control, Mr. Mazur will receive a lump sum payment for 18 months’ salary, continue to receive benefits for a period of 18 months, and all of Mr. Mazur’s unvested Company stock options will vest and become immediately exercisable.

If Mr. Mazur’s employment is relieved during a period of Disability, notwithstanding any removal or reassignment, he will continue to receive his full salary, subject to certain adjustments that may apply, for up to 90 consecutive days or 180 days in the aggregate during any consecutive 12-month period.

Appointment to Board of Directors. In connection with Mr. Mazur’s employment, the Company agrees to use its best efforts to cause Mr. Mazur to be elected as a member of the Board and to include him in management’s slate of nominees for election to the Board at every stockholders meeting during the term of the Mazur Employment Agreement at which Mr. Mazur’s term as a director would otherwise expire. In addition, Mr. Mazur agrees to accept election, and to serve during the term of the Mazur Employment Agreement, as a member of the Board without any compensation other than as specified in the Mazur Employment Agreement.

Covenants. The Mazur Employment Agreement also includes certain non-competition and non-solicitation of customer and employee restrictions during Mr. Mazur’s employment and for a period of nine months and 24 months, respectively, following any termination of employment, in addition to other customary terms, including provisions covering confidentiality and return of Company property.

Myron Holubiak

On March 30, 2016, in connection with the merger by and among the Company, Citius LMB Acquisition Corp. and Leonard-Meron Biosciences, Inc., the Company’s Board of Directors appointed Myron Holubiak to serve as the Chief Executive Officer of the Company and entered into an Employment Agreement (the “Holubiak Employment Agreement”) with the following terms:

Compensation and Benefits. In exchange for his services with the Company, Mr. Holubiak will receive an annual salary of $450,000 and will be eligible for an annual bonus of up to 50% of his annual salary. Mr. Holubiak’s bonus will be based on his attainment of certain financial, clinical development and business milestones, as established annually by the Board. Mr. Holubiak was also eligible for an incentive bonus based upon Market Capitalization (as defined in the Holubiak Employment Agreement) of the Company, which incentive was met in fiscal 2021 and is reflected in the Summary Compensation Table. Mr. Holubiak will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

Term and Termination. The Holubiak Employment Agreement has a three-year initial term, which ended on March 30, 2019, and automatically renews for additional one-year terms unless terminated by the Company or by Mr. Holubiak. Pursuant to this provision, the Holubiak Employment Agreement has been extended for a one-year period on each subsequent March 30. If the Company terminates Mr. Holubiak’s employment for Cause or if Mr. Holubiak resigns without Good Reason, he will be entitled only to payment of his accrued compensation as of such date. If Mr. Holubiak’s employment is terminated as a result of his Disability, if the Company terminates Mr. Holubiak’s employment without Cause or if Mr. Holubiak resigns for Good Reason, then conditioned upon Mr. Holubiak executing a release following such termination, Mr. Holubiak will continue to receive his annual salary and certain benefits for a period of 12 months following the effective date of the termination of his employment. In the event Mr. Holubiak is terminated in connection with a Change of Control or within six months following a Change of Control, Mr. Holubiak will receive a lump sum payment for 18 months’ salary, his full annual bonus, and continue to receive benefits for a period of 18 months.

Appointment to Board of Directors. In connection with Mr. Holubiak’s employment, the Company agrees to use its best efforts to cause Mr. Holubiak to be elected as a member of the Board and to include him in management’s slate of nominees for election to the Board at every stockholders meeting during the term of the Holubiak Employment Agreement at which Mr. Holubiak’s term as a director would otherwise expire. In addition, Mr. Holubiak agrees to accept election, and to serve during the term of the Holubiak Employment Agreement, as a member of the Board without any compensation other than as specified in the Holubiak Employment Agreement.

Covenants. The Holubiak Employment Agreement also includes certain non-competition and non-solicitation of customer and employee restrictions during Mr. Holubiak’s employment and for a period of 12 months following any termination of employment, in addition to other customary terms, including provisions covering confidentiality and assignment of inventions.

Jaime Bartushak

On November 27, 2017, the Company’s Board of Directors appointed Jaime Bartushak to serve as the Chief Financial Officer of the Company and entered into an Employment Agreement (the “Bartushak Employment Agreement”) with the following terms:

Compensation and Benefits. In exchange for his services with the Company, Mr. Bartushak will receive an annual base salary of $250,000 and will be eligible for an annual bonus of up to 40% of his annual salary. Mr. Bartushak bonus will be based on his attainment of certain financial, clinical development and business milestones, as established annually by the Board. Mr. Bartushak will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

On September 4, 2018, the Company’s Board of Directors approved an increase to Mr. Bartushak annual salary to $290,000 after receiving input from FW Cook, an independent compensation consultant with the increase being made effective October 1, 2018. On November 20, 2020, the Company’s Compensation Committee approved an increase to Mr. Bartushak annual salary to $300,000, effective January 1, 2021. Mr. Bartushak’s annual salary was increased to $325,000 effective August 1, 2021 after the Compensation Committee received input from FW Cook.

Term and Termination. Under the Bartushak Employment Agreement, Mr. Bartushak’s employment will be at will and continue until terminated by either party. If the Company terminates Mr. Bartushak’s employment for Cause or if Mr. Bartushak resigns without Good Reason, he will be entitled only to payment of his accrued compensation as of such date. If the Company terminates Mr. Bartushak’s employment without Cause or Mr. Bartushak resigns for Good Reason, then conditioned upon Mr. Bartushak executing a release following such termination, Mr. Bartushak will continue to receive his annual salary and certain benefits for a period of 12 months following the effective date of the termination of his employment and his annual bonus prorated based on the date of termination. The definition of Good Reason includes any “Change in Control”, which is defined as including the sale of substantially all the assets of the Company, any merger, consolidation or acquisition of the Company by or into another party, entity or person, and or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

Covenants. The Bartushak Employment Agreement also includes certain non-competition and non-solicitation of customer and employee restrictions during Mr. Bartushak’s employment and for a period of 12 months following any termination of employment, in addition to other customary terms, including provisions covering confidentiality and assignment of inventions.

Myron S. Czuczman, M.D.

On July 14, 2020, Myron Czuczman was hired to serve as the Chief Medical Officer and Executive Vice President of the Company and entered into an Employment Agreement (the “Czuczman Employment Agreement”) with the following terms:

Compensation and Benefits. In exchange for his services with the Company, Dr. Czuczman will receive an annual base salary of $400,000 and will be eligible for an annual bonus of up to 35% of his annual salary. Dr. Czuczman’s bonus will be based on his attainment of certain financial, clinical development and business milestones, as established annually by the Board. Dr. Czuczman will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

Term and Termination. Under the Czuczman Employment Agreement, Dr. Czuczman’s employment will be at will and continue until terminated by either party. If the Company terminates Dr. Czuczman’s employment for Cause or if Dr. Czuczman resigns without Good Reason, he will be entitled only to payment of his accrued compensation as of such date. If the Company terminates Dr. Czuczman’s employment without Cause or Dr. Czuczman resigns for Good Reason, then conditioned upon Dr. Czuczman executing a release following such termination, Dr. Czuczman will continue to receive his annual salary and certain benefits for a period of 12 months following the effective date of the termination of his employment and his annual bonus prorated based on the date of termination. The definition of Good Reason includes any “Change in Control”, which is defined as including the sale of substantially all the assets of the Company, any merger, consolidation or acquisition of the Company by or into another party, entity or person, and or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

Covenants. The Czuczman Employment Agreement also includes certain non-competition and non-solicitation of customer and employee restrictions during Dr. Czuczman’s employment and for a period of six months following any termination of employment, in addition to other customary terms, including provisions covering confidentiality and assignment of inventions.

Potential Payments on Change of Control

If the severance payments called for in our agreements for Mr. Mazur, Mr. Holubiak, Mr. Bartushak and Dr. Czuczman had been triggered on September 30, 2021, we would have been obligated to make the following payments:

Name	Cash Payment ($ per month) and (# of months paid)			Benefits ($ per month) and (# of months paid)			Number of Options (# that would vest) and ($ market value) (1)
Leonard Mazur	$33,333	12 mos	(2)	$0.00	12 mos	(2)	616,667	(3)	$371,667	(3)
Myron Holubiak	$37,500	12 mos	(2)(4)	$0.00	12 mos	(2)	--	(5)	--
Jaime Bartushak	$27,083	12 mos		$3,086	12 mos		--	(5)	--
Myron S. Czuczman	$33,333	12 mos		$76.43	12 mos		--	(5)	--

(1)	The market value equals the difference the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NASDAQ Capital Market on September 30, 2021, which was $2.03, and the exercise prices for the underlying stock options.
(2)	Increases to 18 months in the event of termination upon or within six months of a change in control. Neither Mr. Holubiak nor Mr. Mazur receive medical benefits from our Company.
(3)	In the event of termination upon or within six months of a change in control, all of Mr. Mazur’s unvested options will vest, which would be 616,667 shares with a value of $371,667.
(4)	In the event of termination upon or within six months of a change in control, Mr. Holubiak will also receive his full annual bonus, which would be an amount of $225,000.
(5)	There is no acceleration of the vesting of options pursuant to each officer’s respective employment agreement.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit and Risk Committee

The Audit and Risk Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended September 30, 2021, which were audited by Wolf & Company, P.C. (“Wolf”), an independent registered public accounting firm. The Audit and Risk Committee discussed with Wolf the matters required to be discussed pursuant to Public Company Accounting Oversight Board (United States) Auditing Standard 1301 (Communication with Audit Committee). The Audit and Risk Committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit and Risk Committee also considered whether the provision of services other than the audit of our financial statements for the fiscal year ended September 30, 2021 were compatible with maintaining the independence of Wolf.

Based on the review and discussions referred to in the foregoing paragraph, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 for filing with the SEC.

Our Audit and Risk Committee is currently composed of the following three directors: Mr. Dutia (Chair), Dr. Kane and Mr. Safir. All are independent directors as defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market listing rules and Section 10A-3 of the Exchange Act. The Board of Directors has determined that Mr. Dutia is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Our Audit and Risk Committee operates under a written charter adopted by the board, a copy of which is available under Investor Relations—Governance section of our website at www.citiuspharma.com.

Wolf has served as our auditor since 2014 and audited our consolidated financial statements for the years ended September 30, 2014 through September 30, 2021.

THE AUDIT AND RISK COMMITTEE

Suren Dutia, Chairman

Dr. William Kane

Howard Safir

Fees Paid to the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed for professional services rendered by our auditor, Wolf, an independent registered public accounting firm, for the audit of our financial statements as of and for the years ended September 30, 2021 and 2020, our filings with the SEC and other audit fees were $136,260 and $129,700, respectively.

Audit Related Fees

The aggregate audit related fees billed for professional services by Wolf for the years ended September 30, 2021 and 2020 were $29,285 and $42,700, respectively.

Tax Fees

The aggregate tax fees billed for professional services by Wolf for the years ended September 30, 2021 and 2020 were $11,350 and $9,700, respectively. Tax fees are for the preparation of federal and state income tax returns.

All Other Fees

No other fees were billed by or paid to Wolf during the years ended September 30, 2021 and 2020.

Pre-Approval Policies and Procedures of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

All fees reported above under the headings Audit Fees, Audit Related Fees, Tax Fees and All Other Fees were approved by the Audit and Risk Committee before the respective services were rendered, which concluded that the provision of such services was compatible with the maintenance of the independence of Wolf in the conduct of its auditing functions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, there were no transactions since October 1, 2020 to which Citius was or is a party in which:

●	the amount involved exceeded or exceeds the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years; and

●	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Novellus License Agreement

On March 31, 2020, we entered into an option agreement with a subsidiary of Novellus, Inc. (“Novellus”) whereby for the duration of the option agreement we had the exclusive opportunity to in-license from Novellus on a worldwide basis, a novel cellular therapy for acute respiratory distress syndrome (ARDS). The option exercise period ran for six months. We paid Novellus $100,000 for the option.

On October 6, 2020, we, through our subsidiary NoveCite, Inc. (“NoveCite”), exercised the option and entered into a license agreement with a subsidiary of Novellus, Novellus Therapeutics Limited (“Licensor”), whereby NoveCite acquired an exclusive, worldwide license to develop and commercialize a stem cell therapy based on the Licensor’s patented technology. Upon execution of the license agreement, we paid an upfront payment of $5,000,000 and issued to Licensor shares of Novecite’s common stock representing 25% of Novecite’s currently outstanding equity. We own the other 75% of NoveCite’s currently outstanding equity.

 Our Board Chairman Leonard Mazur, who is also our largest stockholder, was at the time of the transaction with Novellus and until Novellus was acquired by Brooklyn ImmunoTherapeutics, Inc. in July 2021, a director and significant shareholder of Novellus. Any benefit to Novellus from the option agreement and License Agreement with Novellus indirectly benefited Mr. Mazur as a stockholder of Novellus.

Procedures for Review and Approval of Transactions with Related Persons

Pursuant to the Audit and Risk Committee Charter, the Audit and Risk Committee is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Our policies and procedures for review and approval of transactions with related persons are in writing in our Code of Conduct and Ethics available under the Investor Relations—Governance section of our website at www.citiuspharma.com.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings. Based solely upon a review of the copies of the forms furnished to us, we believe that our officers, directors and holders of more than 10% of our common stock complied with all applicable filing requirements during the fiscal year ended September 30, 2021, with the exception of: Forms 4 for Jaime Bartushak, Leonard Mazur, Myron Holubiak, Suren Dutia, Eugene Holuka, William Kane, Howard Safir and Carol Webb, which reports were due on October 8, 2020 and were filed on October 9, 2020.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding our Company’s business to the Board in care of our Corporate Secretary at our principal executive offices located at 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016. The Secretary will forward all such communications to the addressee.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholder proposals to be included in the proxy statement for our 2023 Annual Meeting of stockholders must be received by us not later than August 22, 2022. Under our bylaws, stockholder proposals to be considered at our next Annual Meeting, including nominees for director, must be received by us not more than 90 days and not less than 60 days before the meeting. All submissions must comply with all of the requirements of our bylaws and Rule 14a-8 of the Exchange Act. Proposals should be mailed to our Corporate Secretary, Citius Pharmaceuticals, Inc., 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016.

Management’s proxy holders for the 2023 Annual Meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to November 3, 2022.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of proxy materials by contacting us either by calling (908) 967-6677 or by mailing a request to 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016. Stockholders at a shared address who receive multiple copies of proxy materials may request to receive or a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 as filed with the SEC is accessible free of charge on the SEC’s website at www.sec.gov. It contains audited financial statements covering the fiscal years ended September 30, 2021 and 2020. You can request a copy of our Annual Report on Form 10-K free of charge by calling (908) 967-6677 or by mailing a request to our Corporate Secretary, 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016. Please include your contact information with the request.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting, but if other matters properly come before the meeting, the persons named as proxies in the proxy will vote according to their best judgment. Stockholders are requested to vote promptly via the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, if you wish. Otherwise, your proxy will be voted for you.

By Order of the Board of Directors

/s/ Myron Holubiak
Director, Chief Executive Officer and President

DIRECTIONS TO CITIUS PHARMACEUTICALS, INC.

2022 ANNUAL MEETING

AT

11 COMMERCE DRIVE, FIRST FLOOR

CRANFORD, NEW JERSEY 07016

From New York City:

Any Hudson River Crossing to the New Jersey Turnpike South to Route 78 West. From Route 78 West take Exit 52, the Garden State Parkway South to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

From North of Newark:

Take the Garden State Parkway South to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

From South of Newark:

Take the Garden State Parkway North to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 7, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64237-P64402

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CITIUS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2.

	For All	Withhold All	For All Except
1. To elect seven directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Myron Holubiak
02) Leonard Mazur
03) Suren Dutia
04) Carol Webb
05) Dr. William Kane
06) Howard Safir
07) Dr. Eugene Holuka

The Board of Directors recommends you vote 3 YEARS on the following Proposal.

	3 Years	2 Years	1 Year	Abstain
3. To recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on our executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D64238-P64402

CITIUS PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
February 8, 2022 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Myron Holubiak, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITIUS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, EST on February 8, 2022 at the Company's headquarters at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side